CORTLAND BANCORP

FEBRUARY 24, 2005

PRESS RELEASE

Chairman Rodger W. Platt announced that at the meeting of the board of directors of Cortland Bancorp held on February 22, 2005 a regular quarterly dividend of $0.22 per share was declared. The dividend is to be payable to shareholders of record as of March 11, 2005, with April 1, 2005 established as the date of distribution and payment.

For the year ended December 31, 2004, Cortland Bancorp earned $4.843 million, 11.7% less than the $5.484 million that the Company earned in 2003. Earnings per share in 2004 amounted to $1.17, or 10% less than the $1.30 per share earned for the fiscal year ended December 31, 2003. For the quarter ended December 31, 2004, Cortland Bancorp earned $1.305 million compared to $1.340 million a year ago, representing a decline of 2.6%. Earnings per share for the fourth quarter of 2004 were down a penny to $0.31 compared to the prior year’s $0.32 per share. Total assets, year-over-year, exhibited moderate growth, increasing 1.8% to $446.4 million compared to $ 438.4 million a year ago.

Mr. Platt noted that despite the year-over-year decline in earnings, the Company’s performance in 2004 represented one of the best in its 113-year history. “It was a good, solid performance,” Platt stated, “...not great, but certainly good in a challenging operating environment. Unemployment remains stubbornly high in northeastern Ohio, while operating margins continue to be under pressure. Never-the-less, we were able to earn 1.1% on average assets, a level that historically has been considered good by community bankers.”

“There were several factors that kept 2004 from being a great year,” Platt continued. “While the most recent economic recession began early in 2001, the Company’s asset quality did not show any adverse effects until the second half of 2002, when marginal credits began to struggle. That trend continued throughout 2004. At year-end 2004, loans 30 days or more beyond their contractual due date represented 2.5% of total loans compared to 1.8% a year ago. Total under-performing assets (a measure that includes restructured loans, loans past due 90 days or more, and real estate acquired in foreclosure) increased to 0.76% of total assets from 0.70% a year ago, and up from 0.26% at the end of the 2001 recession year.”

“Despite this adverse trend in problem credits, asset quality measures remain in a range that management considers acceptable. This trend in problem credits now seems to be stabilizing, as the local economy continues to slowly improve. The economic recovery has been late in reaching northeastern Ohio,” Platt said. “At any rate, the allowance for loan losses has been strengthened to provide for a probable increase in loss experience in the months ahead. The allowance now stands at 1.37% of total loans, up from 1.27% last year,” Platt noted. “This action required that we increase our provision for probable loan losses to $415,000 this year compared to $240,000 in the prior year. This increase, along with a $171,000 loss on foreclosed real estate, represented 35.6% of the decline in earnings this year.”

“Another factor that limited our performance this past year was the continued pressure on our net interest margin,” Chairman Platt commented. “During the unusually low interest rate environment of the past few years, the Company has experienced compression in its net interest margin, the difference between what the Company pays for its deposits and borrowings and what it is able to earn on its loans and investments. With short-term interest rates hovering just above zero for much of the past couple of years, the Company had little opportunity to further reduce its cost of funds, while the yields available on loans and investments continued to decline as assets matured and re-priced. With the Federal Reserve now in the process of gradually removing excess monetary accommodation, short-term interest rates have begun to move up and more typical interest rate spreads are returning. As a result, the Company’s net interest margin was able to stabilize during 2004, albeit at a lower level than last year. We were able to offset some of this with growth in our earning assets. Still, the change in the Company’s net interest income accounted for 48.5% of our earnings decline,” Platt noted.

“A dramatic slowdown in mortgage originations and refinancing activity in 2004 from the tidal wave pace of the past few years was the other major factor impacting us this year,” Platt continued. “This slowdown impacted our ability to sell loans into the secondary mortgage market. As a result, gains on the sale of mortgage loans declined from $470,000 in 2003 to just $54,000 in 2004. This decline represented 42.9% of the decrease in 2004 earnings.”

“Together, those three areas—credit quality issues, net interest margin compression, and fewer mortgage loan originations—represented 127% of the drop-off in net income this year. On the brighter side, fees earned for other customer services increased by 42.2% year-over-year. Non-interest operating expenses increased by 2.9% year-over-year, but approximately 50% of that increase was due to new compliance requirements mandated by the Sarbanes-Oxley Act, passed by Congress to assure integrity in financial reporting and restore investor confidence. Other than that, operating expenses have been well controlled and are up less than 0.5% since 2002.”

“A healthy balance sheet, characterized by a strong capital position, has long been one of the keys to our strategy,” Chairman Platt stated. “Capital levels are kept strong to cushion the effects of any adverse trends or events that might occur.” As a result, the Company’s capital ratios remain well above regulatory minimums, with equity capital representing more than 11% of assets. With loans representing just 55.6% of customer deposit balances, assets when weighted for risk present a very modest risk profile, resulting in a risk-based capital ratio in excess of 22%. Despite such conservatism, the Company continues to provide shareholders with a solid return on average equity, measuring 9.7% and 10.6% in 2004 and 2003, respectively. Shareholder book value measured $11.85 at the end of 2004 compared to $12.01 per share as of December 31, 2003. The Company continues to reward shareholders with a generous cash dividend policy, paying out 91.5% of 2004 earnings in cash dividends, compared to 79.9% in the prior year, as dividends per share increased by 2.9% due to the effect of a continuing stock dividend. The stock trades on the NASDAQ Over the Counter Bulletin Board (OTC BB) under the symbol CLDB.

Mr. Platt reflected on the Company’s continued overall success, and attributed much of it to the personalized customer service so typical of small town community banks. “Although we have obviously undergone tremendous changes since our humble beginnings in 1892, we have tried to remain true to the guiding philosophy and principles that gave rise to our success in the first place,” Mr. Platt noted. “In this era of consolidation, characterized by mega mergers, we still strive to serve all of our customers in that very personal way so typical of hometown community bankers. And while we try to preserve the “best of the old ways,” we also try to provide our customers with the “best of the new ways,” offering customers internet banking services, remote cash management and bill paying capabilities, ATM and debit card services along with the usual array of loan and deposit products. We like to think of it as “ hometown banking with all the modern conveniences.”